SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                         Commission File Number 0-25524


                               Hello Direct, Inc.
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             (Exact name of registrant as specified in its charter)

           5893 Rue Ferrari, San Jose, California 95138 (408) 972-1990
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                         Common stock, $0.001 par value
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)        |X|              Rule 12h-3(b)(1)(i)        |X|
    Rule 12g-4(a)(1)(ii)       |_|              Rule 12h-3(b)(1)(ii)       |_|
    Rule 12g-4(a)(2)(i)        |_|              Rule 12h-3(b)(2)(i)        |_|
    Rule 12g-4(a)(2)(ii)       |_|              Rule 12h-3(b)(2)(ii)       |_|
                                                Rule 15d-6                 |_|


         Approximate number of holders of record as of the certification or
notice date:    one
            -------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Hello Direct, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 17, 2000

                                By:     /s/ Dean Witter III
                                  -----------------------------------------
                                   Name:   Dean Witter III
                                   Title:  Chief Financial Officer